Exhibit 99.1

Gryphon Gold Announces Financial Results for 1st Quarter Ended June 30, 2011

August 12, 2011 - Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the "Company") reported for the three months ending June 30, 2011 a net loss of $583,461 or $0.01 per share from continuing operations compared to a net loss of $1,028,301 or $0.01 per share from continuing operations and net income of $635,708 or $0.01 per share from discontinued operations in the same period in the prior year. Unless otherwise indicated, all dollars amounts are in United States dollars.

Operational highlights of the quarter ended June 30, 2011 include the following:

  On May 18, 2011, we closed a public offering of 80,000,000 shares of our common stock at a price of $0.125 per share for aggregate gross proceeds of $10,000,000. As part of the offering, the underwriters were granted an over-allotment option to cover over-allotments, if any. In connection with the closing of the initial offering, one underwriter exercised its over-allotment option in full for an additional 6,000,000 shares of our common stock at $0.125 per share for additional gross proceeds of $750,000. On May 24, 2011, the second underwriter exercised its over-allotment option in part for an additional 3,060,000 shares of our common stock at a price of $0.125 per share for additional gross proceeds of $382,500. After fulfilling the over-allotment options, we issued a total of 89,060,000 shares and received $9.6 million in net proceeds to the Company.

  On May 20, 2011, we exercise our option to fix the royalty on the Borealis Property at 5%. Under the terms of the amended option agreement, we paid the Lessors aggregate consideration of $7,000,000 (less the $250,000 previously paid by Gryphon to the Lessors upon execution of the Option Agreement) as follows:

  $150,000 in cash;

  7,726,500 shares of common stock at an agreed value of $0.40 per share (fair value $0.14, $1,081,675);

  5% promissory notes in the aggregate principal amount of $1,600,000, due May 20, 2013, with installment payments due upon commencement of production on the Borealis property; and

  5% convertible notes in the aggregate principal amount of $1,909,500, due May 20, 2014, convertible into shares of our common stock at $0.70 per share through May 20, 2012, $0.80 per share through May 20, 2013 and $0.90 per share through May 20, 2014.

  During the quarter ended June 30, 2011, we announced that Ted R. Sharp of Sharp Executive Associates has joined our team as Interim Chief Financial Officer. Mr. Sharp is a Certified Public Accountant, and has Bachelor of Business Administration Degree in Accounting from Boise State University. Mr. Sharp replaced the previous Interim Chief Financial Officer, Mr. Matthew A. Fowler, also of Sharp Executive Associates

Subsequent to the quarter ended June 30, 2011:

  On July 27, 2011, the Company announced that it has closed a $3,000,000 CAD private placement of units at a price of $1,000 CAD per Unit. The offering was conducted by a lead agent in Canada and by a U.S. agent in the United States. Each Unit consists of $1,000 CAD principal amount of 10% secured subordinated debentures maturing July 28, 2012 and 1,500 warrants. Each Warrant entitles the holder thereof to purchase one common share in the capital of the Company at a price of $0.20 USD per share. The Warrants expire on January 27, 2013.

Three months ended June 30, 2011 compared to three months ended June 30, 2010

For the three months ended June 30, 2011, we had a net loss of $583,461 or $0.01 from continued operations and nil from discontinued operations compared to a net loss of $1,028,301 or $0.01 from continued operations and net income of $635,708 or $0.01 from discontinued operations in the same period in the prior year.

Exploration expenses during the quarter ended June 30, 2011 were $90,896, or 16% of our total expenses, compared to $385,639, or 37% of our total expenses in the prior year. The decrease is due to Company resources being directed toward commencement of construction, with a majority of the costs incurred on the property being capitalized as construction in progress.

Management salaries and consulting fees in the quarter ended June 30, 2011 were $233,407 compared to $313,928 compared incurred in the quarter ended June 30, 2010. Total non-cash compensation expense due to the recognition of costs related to stock options was $18,508 compared to $40,139 in the quarter ended June 30, 2010. Management salaries and consulting fees during the quarter decreased due to lower consulting fees and the capitalization of engineering staff salaries as part of construction in progress. General and administrative costs increased by $200 over the prior years first quarter. Legal and audit fees for the period were $74,147 compared to $57,413in the quarter ending June 30, 2010. These costs increased due to the level of legal services surrounding the exercise of the option to reduce the royalty and the increased activities in completing financing activities to fund the construction. Travel and accommodation costs during the quarter ended June 30, 2011 were $50,473, compared to $33,538 expended on travel in the prior year’s comparable quarter. The increase in travel and entertainment cost is due primarily to travel costs incurred associated with the increased corporate activity.

Interest expense was $19,811 in the quarter ended June 30, 2011 compared to $593 in the same period in the prior year. This increase is due to the interest incurred on the promissory and convertible notes issued to reduce the potential future obligations under the royalty that was satisfied during the most recent quarter.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the Company’s proposed use of proceeds from the sale of the Units. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing for the development of the Borealis Oxide Heap Leach Project may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended June 30, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.